Filed Pursuant to Rule 433
Registration Nos. 333-261719 & 333-261719-04

Hyundai Auto Receivables Trust 2023-A (HART 2023-A)

Joint Leads: BofA (struc), BNPP, Credit Agricole, Santander and TD

Co-Mgrs : US Bank, BONY

	AMT($MM)	WAL	S&P/F	PWIN	EXP	LGL	BENCH	YIELD	PRICE	CPN
A1	335.06	0.20	A-1+/F1+	1-5	09/23	04/15/24	I-Curve + 40	5.167	100.00000	5.167
A2A	364.40	0.91	AAA/AAA	5-17	09/24	12/15/25	I-Curve + 75	5.253	99.99422	5.19
A2B	200.00	0.91	AAA/AAA	5-17	09/24	12/15/25	SOFR30A + 75		100.00000
A3	503.90	2.04	AAA/AAA	17-33	01/26	04/15/27	I-Curve + 80	4.629	99.99024	4.58
A4	125.00	3.03	AAA/AAA	33-40	08/26	07/17/28	I-Curve + 93	4.526	99.98890	4.48
B	29.70	3.40	AA+/AA+			Retained
C	49.50	3.58	AA/A+			Retained

BILL & DELIVER: BofA	OFFERED AMOUNT: $1.528+bln
EXP RATINGS : S&P/Fitch	FORMAT : SEC Registered
ERISA ELIGIBLE: Yes	BBG TICKER : HART 2023-A SSAP: TR12
EXP SETTLE : 4/12/23	FIRST PAY DATE: 5/15/23
MIN DENOMS : $1k x $1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.